MassRoots Appoints Founder, Isaac Dietrich, Chief Executive Officer and New Members of the Board

DENVER, December 13, 2017 -- MassRoots, Inc. (“MassRoots” or the “Company”) (OTCQB:MSRT), one of the leading technology platforms for the regulated cannabis industry, is pleased to announce MassRoots’ founder, Isaac Dietrich, has been appointed Chief Executive Officer of MassRoots effective as of December 12, 2017. Additionally, the MassRoots Board of Directors (“Board”) has been reconstituted to consist of Cecil Kyte, Charles R. Blum, Nathan Shelton, and Isaac Dietrich.

For more information, please refer to MassRoots’ Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on December 13, 2017.

“I would like to thank each of Tripp Keber, Ean Seeb and Terry Fitch for their service and commitment to our shareholders over the past several years. Their knowledge and experience were instrumental in building MassRoots into a preeminent technology company in the cannabis industry,” stated MassRoots’ Chief Executive Officer, Isaac Dietrich. Scott Kveton resigned from MassRoots effective December 13, 2017.

“Isaac Dietrich’s vision and passion have been the driving force behind MassRoots since it was founded,” stated an outgoing member of the Board. “We are confident that we are leaving MassRoots in capable hands and are excited to watch the Company continue to lead the industry forward.”

About MassRoots

MassRoots, Inc. is one of the leading technology platforms for the regulated cannabis industry. Powered by more than one million registered users, the Company's mobile apps empower consumers to make educated cannabis purchasing decisions through community-driven reviews. Its compliance and point-of-sale system, MassRoots Retail, enables cannabis-related businesses to streamline their retail operations and manage compliance reporting to state regulators. With a significant market share of medical cannabis patients in certain markets and more than 25,000 shareholders, the Company believes it is uniquely positioned to best serve the needs of the cannabis industry. For more information, please visit MassRoots.com/Investors and review MassRoots's filings with the U.S. Securities and Exchange Commission.

Forward-looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements. All forward-looking statements speak only as of the date of this press release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved. Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results to differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in the Company’s filings with the U.S. Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.